SONIC SOLUTIONS
POWER OF ATTORNEY TO
EXECUTE DOCUMENTS REQUIRED PURSUANT TO
THE SECURITIES EXCHANGE ACT OF 1934


The undersigned, hereby constitutes Julie Murray and A. Clay Leighton, and each of them with full power of substitution, to execute in the name and on behalf of the undersigned any and all documents and reports required to be filed on behalf of the undersigned in his or her capacity as and officer, director or 10% shareholder of Sonic Solutions pursuant to the Securities
Exchange Act of 1934 and the respective rules and regulations promulgated thereunder, specifically including SEC Forms 3, 4 and 5.
This Power of Attorney shall be effective until revoked by the undersigned by a writing delivered to the above named attorneys-in-fact at the following address:

Julie Murray
Sonic Solutions
101 Rowland Way
Novato, California 94501


IN WITNESS WHEREOF, the undersigned
has executed this Power of Attorney
as of this 12th day of May, 2003.



/s/ Mary C. Sauer